 EXHIBIT 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 a.m. February 6, 2024

United Bancorp, Inc. Reports 2023 Fourth Quarter Earnings and Earnings Performance for the Twelve Months Ended December 31, 2023

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.42 for the three months ended December 31, 2023, an increase of $0.02, or 5.00%, over the quarterly earnings reported for the same period in 2022. For the year ending December 31, 2023, UBCP reported diluted earnings per share of $1.57, an increase of $0.07, or 4.7%, over the previous year.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are exceedingly pleased to report on the earnings performance of United Bancorp, Inc. (UBCP) for the fourth quarter and year ended December 31, 2023. For the quarter, our Company achieved solid net income and diluted earnings per share results of $2,389,000 and $0.42, which were respective increases of $83,000, or 3.6%, and $0.02, or 5.0%, over the results achieved during the fourth quarter of last year. For the year ended December 31, 2023, our Company produced net income of $8,950,000 and diluted earnings per share of $1.57, increases over the results achieved for each the prior year of $293,000, or 3.4%, and $0.07, or 4.7%, respectively. As we have previously reported, UBCP was been able to capitalize on the historically extreme tightening of monetary policy undertaken by the Federal Open Market Committee of the Federal Reserve (FOMC) over the course of a short period of sixteen months, over which timeframe the target for the Federal Funds Rate rapidly rose from a range of 25 to 50 basis points in March 2022 to a range of 5.25% to 5.50% as of July 2023 (and, remaining at this level through year-end). Although it has been somewhat challenging to produce improving results in such a fast-paced, increasing interest rate environment, our Company was properly positioned to take advantage of this historic and dramatic increase in interest rates over the course of the past twenty-one months and, accordingly, we experienced an improvement in the level of net interest income that we generated, once again, this past year ending, December 31, 2023. Although during the fourth quarter of this past year, our level of net interest income did marginally decline, for the entire year our Company’s net interest income increased by $1,447,000, or 5.9%, over the previous year. Accordingly, as December 31, 2023, our net interest margin slightly declined by 2 basis points over the previous year to a level of 3.65%; but, at this year-ending level, it actually increased on a linked-quarter basis by 2 basis points.”

Greenwood continued, “We are grateful to see that our net interest income and net interest margin levels have either increased or remained very stable with only minimal declines in the current, dynamic economic and monetary policy environment in which we are operating. We have achieved this positive result by seeing our overall loan portfolio yield increase in the current rising rate environment, even though from a volume perspective, our average loans were relatively flat, only increasing for the year-ended December 31, 2023 by $920,000 or 0.20%. Of note is that our Company did see a more significant uptick in gross loans toward the end of the fourth quarter by $22.4 million, or 4.9%, to a level of $483.2 million as of December 31, 2023. More strongly contributing to the improvement in our net interest income level achieved and our stabile net interest margin in 2023 were our higher balance sheet totals for both our average Cash and due from the Federal Reserve Bank and average investment securities. Our overnight funds, that are parked in cash-equivalents, have benefited from the inverted yield curve that we have experienced over the course of the past year, which has been driven by the aggressive tightening policy of the Federal Open Market Committee (FOMC). As of December 31, 2023, the average balance of these overnight, liquid funds totaled $64.8 million, an increase of $11.8 million, or 22.3%, over the previous year, and yielded approximately 5.4% for our Company after the final increase in the target for the federal funds rate by the FOMC in July of this past year. Each time the FOMC increased the target for the federal funds rate, our Company benefited by seeing the yield on these liquid funds increase by a like amount.” Greenwood further stated, “the most impactful force upon our Company’s improving level of net interest income in 2023 was the increased balance in our investment securities portfolio in the rising rate environment that we continued to experience. As we have previously stated, we did not invest in securities for almost two years beginning in March of 2020, when rates dramatically decreased due to the Zero Interest Rate policy implemented by the FOMC due to the pandemic. Quite simply, we patiently waited for policy tightening by the FOMC to begin and rates to increase to more historically normalized levels. Accordingly, our Company started to, once again, invest in securities when rates began to rise to more appealing levels toward the end of the first quarter of 2022 and continued to regularly invest in new security offerings until March of 2023, when challenges arose for our industry and liquidity became more of a focus for us. On a year-over-year basis, average securities for our Company increased by $56.6 million to a level of $245.7 million.” In addition, Greenwood mentioned, “Even with our Company’s higher investment level in securities in 2023, as of December 31, 2023, our accumulated other comprehensive loss, net of taxes (AOCI) actually declined on a year-over-year basis by $1.9 million, or 20.0%, to a level of $7.5 million. On a linked-quarter basis, the decline in our AOCI was $9.5 million or 56.1%. With this year-over-year decline in AOCI, our tangible shareholders equity increased to a level of $62.7 million, an increase of $4.1 million, or 6.9%, and our tangible book value increased to $10.66, an increase of $0.74, or 7.5%, both on a year-over-year basis. Also, on a linked-quarter basis, our tangible shareholder equity increased by $11.1 million, or 21.5%, and our tangible book value increased by $1.89 or 21.6%. Overall, our Company continues to be considered well-capitalized from a regulatory perspective with equity to assets of 7.8%, which is up from 6.5% at the end of the third quarter of 2023. With the overall quality of our investment portfolio, our well capitalized position, our solid liquidity position and our low level of uninsured deposits (which were 16.8% of total deposits as December 31, 2023), we firmly believe that any issues which could potentially create a risk to our capital and capital position are very minimal.”

Lastly, Greenwood stated, “Even with the continued heightened inflation levels and related increases in interest rates that may be impacting some of our borrowers with higher operating costs and rate resets to higher interest rate levels on their loans, we have successfully maintained credit-related strength and stability within our loan portfolio as of year-end. As of December 31, 2023, our Company’s total nonaccrual loans and loans past due 30 plus days were $1.15 million, or 0.24%, which is a slight increase of $539,000 year-over-year. Nonaccrual loans and OREO to average assets was 0.47%, a decrease of two basis points over the previous year. Also, further highlighting the overall strength of our loan portfolio, our Company had net loans charged off of (-$20,000), or a net loan recovery, in 2023. All of the charge off activity that our Company experienced this past year related to overdraft activity, which totaled $120,000 for the year. With the enhanced loan loss reserve build-up under CECL that occurred on January 1, 2023 (and, our Company’s stable and solid credit quality metrics), we were able to have a negative provision for credit losses in the fourth quarter of $154,000, which relative to the fourth quarter of last year added approximately $133,000 to net income and $0.02 to diluted earnings per share. For the year ending December 31, 2023, though, our Company’s provision for credit losses increased (although it was still negative for the entire year) by $501,000 over the previous year, which reduced net income and diluted earnings per share by respective amounts of $396,000 and $0.07, relative to the prior year.” Greenwood concluded, “We are very happy that we were able to overcome the lower level of negative credit provisioning in the current year while maintaining a total allowance for credit losses to total loans of 0.81% and having a total allowance for credit losses to nonperforming loans of 804%. Overall, we firmly believe that we are presently well reserved with very strong coverage.”

Scott A. Everson, President and CEO stated, “Considering the exceedingly dynamic economic and monetary policy environments in which we have operated for almost two years and the more recent issues which have impacted our industry since mid-March, we are very happy to report on the very strong earnings performance that United Bancorp, Inc. (UBCP) achieved for the year ending December 31, 2023. Relating to the excessive tightening of our country’s monetary policy during this aforementioned timeframe, we are extremely pleased that we have been able to grow the level of interest income that our Company generated while controlling overall interest expense levels; thereby, expanding the level of net interest income that we realized and having a stable net interest margin. This is somewhat of a counter-trend to what occurred within our industry over this same period. With the aforementioned developments that occurred within our industry late in the first quarter of 2023, we transitioned into a more conservative operating position that greatly increased our overall liquidity and locked in a fair portion of our funding as a hedge against further interest rate increases by taking a $75.0 million advance from the Federal Home Loan Bank (FHLB). Initially, this significant advance had somewhat of a dilutive impact on our returns and margins (such as our return on assets and our net interest margin); but, it was immediately accretive to our bottom-line earnings. Since rates have continued to rise since the origination of this now competitively priced advance (to which we locked in on a blended basis at a rate of approximately 4.24% for an approximate term of four years), we have been able to more selectively manage our depository portfolio; thus, helping us to control our interest expense, while maintaining very adequate liquidity levels and generating increasing returns on this strategic posture. Overall, our capital levels remain very strong and our Company is classified as being well-capitalized based on industry standards. We firmly believe with our strong liquidity, our relatively stable core deposits base with minimal levels of uninsured deposits and our solid earnings… our risk to capital is very low, and, fundamentally, our Company’s financial position and future prospects are very solid.”

Everson continued, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In the fourth quarter, we paid a regular cash dividend of $0.17, which was an increase of $0.01, or 6.3%, over that paid in the fourth quarter of the previous year. At December 31, 2023, on a year-over-year basis, our total cash dividend payout was $0.8150, which included a special cash dividend of $0.15 paid in the first quarter. This is a 5.2% increase over the total cash dividend paid during the previous year and produces a near-industry leading total dividend yield of 6.4%, considering our Company’s year-ending market value of $12.84. Even though our fair market value decreased year-over-year (as did the fair market value of most financial institution stocks), our Company still had a market price to tangible book value of 121%, which compares favorably to industry standards as of year-end.”

Everson concluded, “Considering that we continue to operate in a challenging economic and concerning industry-related environment, we are very pleased with our overall present performance and future prospects. Even with the present threats with which our overall industry is exposed, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). We firmly believe that with the challenges that our industry has experienced over the course of the past few years, our Company has evolved into a more fundamentally sound organization with a focus of growing to achieve greater efficiencies and scales, while controlling overall costs. We have invested in areas that will lead to our continued and future relevancy within our industry--- along with anticipated higher revenue generation--- while implementing cost control initiatives, where needed, by consolidating delivery channels in markets in which we had low banking center performance and considerable overlap. We still have a vision of growing UBCP to an asset threshold of $1.0 billion or greater in the near term in a prudent and profitable fashion. Excitingly, our Company announced in the third quarter that we have plans to open a new regional banking center in the very appealing market of Wheeling, West Virginia. We anticipate breaking ground on this exciting new regional banking center toward the end of the first quarter of the current year. Our Company already has a very solid customer base in the Wheeling, West Virginia- market, which we firmly believe we can more fully leverage to help us achieve our growth goals in a profitable fashion. We are truly excited about our Company’s direction and the potential that it brings. In addition, we will continue to build upon our solid foundation and maintain a longer-term vision. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of December 31, 2023, United Bancorp, Inc. has total assets of $819.4 million and total shareholders’ equity of $63.6 million. Through its single bank charter, Unified Bank, the Company currently has eighteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,
"UBCP"

For the Three Months Ended
December 31,	December 31,	%	$
2023	2022	Change	Change
Earnings
Interest income on loans	$6,491,357	$5,513,738	17.73%	$977,619
Loan fees	351,182	138,553	153.46%	$212,629
Interest income on securities	2,861,037	2,270,137	26.03%	$590,900
Total interest income	9,703,576	7,922,428	22.48%	$1,781,148
Total interest expense	3,204,176	1,381,119	132.00%	$1,823,057
Net interest income	6,499,400	6,541,309	-0.64%	$(41,909)
Provision for credit losses	(153,750)	15,000	-1125.00%	$(168,750)
Net interest income after provision for credit losses	6,653,150	6,526,309	1.94%	$126,841
Service charges on deposit accounts	737,455	797,830	-7.57%	$(60,375)
Net realized gains on sale of loans	21,126	2,927	621.76%	$18,199
Other noninterest income	270,736	265,318	2.04%	$5,418
Total noninterest income	1,029,317	1,066,075	-3.45%	$(36,758)
Total noninterest expense	5,091,039	5,052,709	0.76%	$38,330
Income before income taxes	2,591,428	2,539,675	2.04%	$51,753
Income tax expense	202,368	233,321	-13.27%	$(30,953)
Net income	$2,389,060	$2,306,354	3.59%	$82,706
Per share
Earnings per common share - Basic	$0.42	$0.40	5.00%	$0.02
Earnings per common share - Diluted	0.42	0.4	5.00%	$0.02
Cash Dividends paid	0.17	0.16	6.25%	$0.01
Shares Outstanding
Average - Basic	5,491,562	5,484,610	--------	--------
Average - Diluted	5,491,562	5,484,610	--------	--------

For the Year Ended December 31,
%
2023	2022	Change
Earnings
Interest income on loans	$24277549	$19,784,486	22.71%	$4,493,063
Loan fees	954,421	950,525	0.41%	$3,896
Interest income on securities	11,617,351	6,926,902	67.71%	$4,690,449
Total interest income	36,849,321	27,661,913	33.21%	$9,187,408
Total interest expense	11,014,181	3,273,669	236.45%	$7,740,512
Net interest income	25,835,140	24,388,244	5.93%	$1,446,896
Provision for credit losses	(453,750)	(955,000)	-52.49%	$501,250
Net interest income after provision for credit losses	26,288,890	25,343,244	3.73%	$945,646
Service charges on deposit accounts	2,939,515	2,978,549	-1.31%	$(39,034)
Net realized gains on sale of loans	29,282	36,051	-18.78%	$(6,769)
Other noninterest income	1,085,028	1,068,841	1.51%	$16,187
Total noninterest income	4,053,825	4,083,441	-0.73%	$(29,616)
Total noninterest expense	20,851,696	19,890,293	4.83%	$961,403
Income before income taxes	9,491,019	9,536,392	-0.48%	$(45,373)
Income tax expense	541,467	879,380	-38.43%	$(337,913)
Net income	$8,949,552	$8,657,012	3.38%	$292,540
Per share
Earnings per common share - Basic	1.57	1.50	4.67%	$0.070
Earnings per common share - Diluted	1.57	1.5	4.67%	$0.070
Cash Dividends paid	0.815	0.775	5.16%	$0.040
Book value (end of period)	10.82	9.93	8.96%	$0.890
Shares Outstanding
Average - Basic	5,490,488	5,483,305	--------	--------
Average - Diluted	5,490,488	5,483,305	--------	--------
Common stock, shares issued	6,063,851	6,043,851	--------	--------
Shares used for Book Value Computation	5,884,488	5,914,488	--------	--------
Shares held as Treasury Stock	179,363	129,363	--------	--------
At year end
Total assets	$819,446,345	$757,400,221	8.19%	$62,046,124
Total assets (average)	812,650,000	735,775,000	10.45%	$76,875,000
Cash and due from Federal Reserve Bank	40,770,293	30,080,141	35.54%	$10,690,152
Average cash and due from Federal Reserve Bank	64,793,000	52,969,000	22.32%	$11,824,000
Securities and other restricted stock	246,739,625	220,123,026	12.09%	$26,616,599
Average Securities and other restricted stock	245,706,000	189,099,000	29.94%	$56,607,000
Other real estate and repossessions ("OREO")	3,377,414	3,518,718	-4.02%	$(141,304)
Gross loans	483,235,931	460,874,383	4.85%	$22,361,548
Average loans	463,612,000	462,692,000	0.20%	$920,000
Allowance for loan losses	3,918,184	2,052,053	90.94%	$1,866,131
Net loans	479,317,747	458,822,330	4.47%	$20,495,417
Net loans (Recovered) charged off	(19,990)	558,047	-103.58%	$(578,037)
Net overdrafts charged off	119,551	108,326	10.36%	$11,225
Total net charge offs	99,561	666,373	-85.06%	$(566,812)
Non-accrual loans	487,331	182,223	167.44%	$305,108
Loans past due 30+ days (excludes non accrual loans)	659,276	425,365	54.99%	$233,911
Average total deposits	635,807,000	626,736,000	1.45%	$9,071,000
Total Deposits	621,459,855	649,913,209	-4.38%	$(28,453,354)
Non interest bearing deposits	139,519,765	153,450,681	-9.08%	$(13,930,916)
Interest bearing demand	199,760,354	248,890,992	-19.74%	$(49,130,638)
Savings	130,821,276	145,835,783	-10.30%	$(15,014,507)
Time	151,358,460	101,735,753	48.78%	$49,622,707
Repurchase Agreements	26,781,371	18,106,432	47.91%	$8,674,939
Shareholders' equity	63,592,683	59,736,633	6.46%	$3,856,050
Common Stock, Additional Paid in Capital	31,977,036	30,858,485	3.62%	$1,118,551
Retained Earnings	44,017,539	41,944,673	4.94%	$2,072,866
Shares held by Deferred Plan and Treasury Stock	(4,924,311)	(3,730,389)	32.01%	$(1,193,922)
Accumulated other comprehensive loss, net of taxes	(7,477,581)	(9,336,136)	-19.91%	$1,858,555
Goodwill and intangible assets (impact on Shareholders' equity)	942,296	1,092,293	-13.73%	$(149,997)
Tangible shareholders' equity	62,650,387	58,644,340	6.83%	$4,006,047
Shareholders' equity (average)	52,288,000	58,716,000	-10.95%	$(6,428,000)
Stock data
Market value - last close (end of period)	$12.84	$14.72	-12.77%
Dividend payout ratio	51.91%	51.67%	-0.09%
Price earnings ratio	8.18	x	9.81	x	-16.66%
Market Price to Book Value	118.67%	148.24%	-29.00%
Tangible book value	$10.66	$9.92	7.46%
Annualized yield based on year end close (excluding special Dividend)	5.18%	4.25%	0.93%
Key performance ratios
Return on average assets (ROA)	1.10%	1.18%	-0.07%
Return on average equity (ROE)	17.12%	14.74%	-0.53%
Net interest margin (Federal tax equivalent)	3.65%	3.67%	-0.02%
Interest expense to average assets	1.36%	0.44%	0.92%
Total allowance for loan losses
to nonperforming loans	804.01%	1126.12%	-481.90%
Total allowance for loan losses
to total loans	0.81%	0.45%	0.36%
Nonaccrual loans to total loans	0.10%	0.04%	0.06%
Non accrual loans and OREO to total assets	0.47%	0.49%	-0.02%
Net loan charge-offs to average loans (excludes overdraft charge-offs)	0.00%	0.12%	-0.12%
Equity to assets at period end	7.76%	7.89%	0.03%